Exhibit 99.2

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

PRIME NEWS WIRE

Moderator: (Larry Brogan)

March 12, 2009

4:00 p.m. CT

Operator:	Good afternoon. My name is (Tasha) and I will be your conference operator today. At this time, I would like to welcome everyone to the Autobytel fourth quarter and full year 2008 conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star and then number one on your telephone keypad. If you would like to withdraw your question, press the pound sign now, then press star one again to ensure your question is registered. If you would like to withdraw your question press the pound key. Thank you. Mr. (Brogan), you may begin your conference.

(Larry Brogan):	Thank you. Hello everyone and welcome to Autobytel’s fourth quarter and year end 2008 conference call. With me on the line today are Jeff Coats, our recently named President and Chief Executive Officer; and Curt DeWalt, Autobytel’s new Chief Financial Officer.

Before we begin, I’d like to remind you that during today’s call including the Q&A session any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the Safe Harbor statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission. Please note that actual events or results may differ materially from those forward-looking statements.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

Specifically, please refer to the Company’s Form 10-K for the year ended December 31, 2007 and the Form 10-Qs filed in 2008 as well as our Form 10-K for the year ended 2008 which we expect to file in the next few days. These filings identify the principle factors that could cause results to differ materially from those forward-looking statements.

Now, I’ll turn the call over to Jeff.

Jeff Coats:	Thank you, (Larry). Thanks to everyone for joining us on the call today.

Let me begin by apologizing. I’m just getting over the flu and I’m probably going to be coughing a fair amount during the call so I just want to give you fair warning.

There have obviously been many changes at Autobytel in recent months and there will be many more changes to come. As most of you know I was appointed CEO of the company in mid-December. In addition, Mark Garms who’s been with Autobytel since 2002 most recently as Senior Vice President of Dealer Operations and Strategy was also promoted to Chief Operating Officer. Curt DeWalt, who you will hear from momentarily was named Chief Financial Officer. Curt joined Autobytel in 2007 as Vice President and Controller. There’s no question that we all have some significant work ahead of us.

I want to take a moment to thank Monty Houdeshell our former CFO who worked diligently to reposition Autobytel and reign in costs. We wish Monty all of the best in his future endeavors.

The external forces of the economy to say nothing about conditions in the automotive sector, were, candidly forces that were, and continue to be, extremely challenging to contend with.

We are continuing to make progress right-sizing the company and we are in the fortunate position of being financially strong with a solid cash position and able to explore new business opportunities.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

I’ve been involved with the company since I joined the board in August 1996 when I led GE Capital’s investment in Autobytel’s first round of institutional funding. Over the last 12 years, Autobytel has become synonymous with industry leading automotive Web sites that have facilitated millions of car sales for dealers and manufacturers. Although we are currently operating in the midst of a prolonged industry downturn coupled with one of the most troubling economies in decades, we have made and are continuing to make fundamental changes within the organization that I am confident are moving us in the right direction. We have trimmed headcount by approximately 60 percent since the beginning of 2008 and yet have significantly improved our business processes. We have taken considerable costs out of our business and expect to have achieved close to $38 million in annualized operating expense savings by the end of 2009. And perhaps most importantly, we have refocused on our core lead referral business that built the Autobytel brand in the automotive industry.

This year will be one of regrouping and refocusing and at the same time seeking opportunities for growth. We will be working towards strengthening our position as a premier automotive lead referral distributor to auto dealers and manufacturers while continuing to manage our balance sheet for maximum flexibility. Most of all, we are intensely focused on our number one goal driving as quickly as possible towards profitability. I’ll provide you with some specifics later on in this call.

Now, though, I’d like to turn the call over to Curt DeWalt our new Chief Financial Officer. Curt has and will continue to be instrumental in helping us improve efficiencies throughout the organization and will provide an overall summary of our fourth quarter financial results. Curt.

Curt DeWalt:	Thank you, Jeff. Before I begin, a quick reminder, that for purposes of financial reporting, revenues and expenses associated with our AIC and RPM businesses both of which we divested in 2007, and our AVV business which we sold in January 2008 have been reported as discontinued operations.

My comments today, unless otherwise noted, refer to continuing operations only.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

It’s no surprise that both our leads and advertising businesses were impacted by very difficult market conditions. Lead revenue was down by approximately 23 percent from the fourth quarter 2008 compared with 2007. As a result, of significantly reduced demand for vehicle purchases and loss of dealers in our network. Auto lead revenue declined by 22 percent year-over-year while finance lead revenues slipped 30 percent. At the same time, advertising revenue was down 35 percent in 2008 fourth quarter reflecting significantly decreased traffic to our Web sites.

On a sequential basis advertising revenue was up 15 percent. But given our refocus on our core lead referral business we do not expect revenues to grow in the first quarter of 2009 when compared to the fourth quarter of 2008.

Total revenue for 2008 fourth quarter was 14.2 million representing a 25 percent decline from 2007. On a sequential basis revenue was down 18 percent.

Lead referrals accounted for 86 percent of our total revenue in the fourth quarter of 2008 with advertising revenue contributing 13 percent. This compares with 84 percent and 15 percent respectively in the fourth quarter of 2007. In both periods, other revenue for ancillary services contributed one percent.

As discussed in this afternoon’s press release and earlier by Jeff, based on the strategic evaluation of the macro economic environment in the auto segment specifically we have shifted our focus away from the transition to a media centric advertising model and to our historically strong quarter leads business. I believe the emphasis will provide the company with a more stable business model especially during these challenging times.

We delivered approximately 652,000 auto leads in the fourth quarter of 2008 versus 723,000 in the same period last year and 771,000 in the third quarter of 2008. The reduced number of leads delivered from last year’s fourth quarter continues to reflect the light consumer demand for cars and reduction in overall marketing spend by auto dealers and manufacturers. To put this in

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

perspective in 2008, U.S. light vehicle sales were approximately 13.2 million down three million vehicles or 19 percent from 2007. According to JP Power projections, light vehicle sales will fall another 2.8 million units or 21 percent in 2009. In January 2009 -----[Script Correction: “January 2009” was inadvertently stated during the call; correct reference should be to “February 2009”]----- sales came in at an annual run rate of 9.1 million vehicles.

Approximately 58 percent of our leads in 2008 fourth quarter were delivered to retail dealers compared with 61 percent in 2007, while roughly 42 percent of the leads were delivered through wholesale channels versus 39 percent in 2007.

We delivered 101,000 finance leads in the fourth quarter of 2008 versus 148,000 in last year’s fourth quarter and 145,000 in the third quarter of 2008. This was principally the result of significant tightening of credit by financial institutions. The average revenue per finance lead was $18.43 in the fourth quarter of 2008 compared with $18.14 in 2007 and $18.28 in the third quarter of 2008.

Total Web page views across our Internet properties was $37.1 million in the fourth quarter of 2008 versus 62.2 million during 2007 fourth quarter. The year-over-year decline in page views was a result of a significant reduction in search engine marketing and other traffic driving initiatives. Much of the search engine marketing and other traffic driving initiatives that were eliminated had been conducted at a negative ROI.

At the end of 2008 fourth quarter our network of new car dealer franchises totaled 2,651 versus 3,582 in 2007. Our network of used car dealer franchises equaled 1,106 versus 1,409 in 2007 and we had 214 finance dealer franchises compared with 386 in 2007.

Moving to expenses. I’d like to being by discussing two significant non-cash asset impairment charges which affected our fourth quarter results by $5.5 million. First, based on the shift of strategic emphasis, we determined that it was appropriate to write down the value of Myride.com. As a result, we reported an impairment charge of 4.3 million to the cost of revenue.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

Second, we made a decision to abandon the implementation of an invoicing system. This resulted in a $1.2 million charge to general and administrative expense.

The cost of revenue was 14.2 in the fourth quarter – 14.2 million in the fourth quarter of 2008. This included a $4.3 million impairment charge for Myride.com and approximately 300,000 of severance costs. Excluding these charges cost of revenue was 68 percent of total revenues compared with 69 percent of total revenues in the fourth quarter of 2007.

Operating expenses exclusive of cost of revenue were down approximately 40 percent year-over-year including -----[Script Correction: “including” was inadvertently stated during the call; correct statement should be “excluding”]-----severance related expenses of 4.8 million and the impairment charge for the invoicing system of 1.2 million in the fourth quarter of 2008 as well as 900,000 in severance related expenses in the fourth quarter of 2007.

Total operating expenses decreased 12 percent on a sequential basis excluding the items I just mentioned an a $1.8 million severance charge in the third quarter.

We spent approximately 700,000 in the fourth quarter of 2008 for marketing in acquiring both traffic and search related leads to our Web properties compared with 1.4 million in the fourth quarter of 2007. Non-severance related share based compensation in the fourth quarter of 2008 decreased to approximately 300,000 from one million in the fourth quarter of 2007. Another approximately 700,000 of stock based compensation expense was accelerated and recognized in conjunction with the headcount reductions earlier in the quarter.

Net loss for 2008 fourth quarter was $15.1 million or 34 cents per share. The amounts include the severance related charts of 5.1 million and total impairment charges of 5.5 million. The fourth quarter of 2007 we posted a net loss of 4.4 million or 10 cents a share which include severance related expense of 900,000 and a four million gain related to the sale of our shares in our Japanese affiliate. Excluding these items the net loss decreased approximately 40 percent from the fourth quarter of 2007.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

Our balance sheet remain healthy with a cash position of 27.4 million and a current ratio of 3.4 to one at the end of December. Our cash investments consist of short term high grade money market funds and U.S.
government sponsored and backed short term securities.

A payment from (Dealix Corporation) of 2.67 million is due tomorrow under the terms of a $20 million patent litigation settlement we reached in the fourth quarter of 2006. We have every expectation that we will receive this payment along with the final payment of 2.67 million due in March of 2010.

Going into 2009, I want to reiterate that we have significantly reduced our operating expenses and the corresponding cash burn. I will not take the time on this call to reiterate all of the numbers for the full year, but they are readily available in this afternoon’s press release. Now, I’ll turn the call back to Jeff for an update on our business.

Jeff Coats:	Thanks, Curt. I’d like to take a moment to detail some of our most important activities and initiatives and then we’ll open the call to questions. As we mentioned, we recently made a strategic decision to refocus our business on lead delivery. At it’s core Autobytel is and has always been an Internet automotive marketing services company that helps dealers and manufacturers sell cars. We believe the best and most efficient way to do this is by providing dealers and manufacturers with a steady stream of serious in market consumers and the tools to help convert those consumers into buyers.

It’s no secret that 2008 was the dismal year for new car sales and that most estimates call for another double digit decline in 2009. In February, U.S. auto sales dropped by more than 41 percent to the lowest level in almost three decades. However, the latest data from JD Power and other sources suggest that 2009 represents the bottom of new car sales and that sales will rebound in 2010.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

The next few years after that should be characterized by growth for the first time since early this decade.
While consumer confidence remains low and fewer people are purchasing automobiles today, dealers and manufacturers are increasingly using the Internet to identify and reach those consumers who are ready to buy. Over the last two years the Internet has proven to be one of the least expensive ways to attract consumers. We believe based on data from several sources that the cost of the sale derived from an
Internet lead is about half that of those generated through other media. With our roster of premiere automotive Internet sites and innovative, effective dealer marketing programs we believe Autobytel is one of the best ways to drive consumers to the dealers, and manufacturers who want them.

I’d now like to spend a few minutes discussing or automotive lead referral business. Autobytel’s future success in this area will be tied to our ability to continue to maintain and build strong relationships with auto dealers. As Curt discussed earlier, we currently have 3,757 new and used auto dealer franchises in our network. We have worked hard to build this network throughout the company’s history and believe it is one of our greatest assets. Maintaining a large and strong dealer network is vital to our ability to introduce new products and services and generate additional sustainable revenue streams. Most of our immediate work, therefore, will be geared towards making sure our existing relationships are solid while developing new long-term partnerships.

Our approach would be multifaceted. First, we need to ensure that we are providing dealers with the maximum number of high quality leads. To accomplish this we are expanding the breadth and depth of information and services available to our Web sites so that well-informed ready to buy consumers can be directed to network dealers.

At the same time, we are working on driving additional consumer traffic to our Web sites, and making them a more substantial source of lead supply. Under prior leadership we began outsourcing our search engine marketing and optimization efforts to a third party provider. However, as our emphasis has shifted it is my strong belief that in order to be successful, we need to, once again, own this core competency. To this end, we have rehired two former Autobytel Web site executives Tim Nelson and Zane Rathwick who rejoined us in January. Tim and Zane will be instrumental in developing our Web sites and technologies for search engine optimization and more effective search engine marketing. Tim and Zane are both named on several patents for our key technology and processes which they helped create.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

In addition to Autobytel’s owned Web sites, we are continuing to form and grow online sponsorships and alliances with various other Web sites and Internet automotive information providers. By applying proprietary technologies such as our multiple lead distribution platform to help optimize the placement of leads with our dealer networks we believe we are in good shape to ride out the current macro environment until the auto industry begins to recover.

We must also expand and strengthen our relationships with the auto manufacturers. While we have existing relationships with most manufacturers, we continually offer innovative marketing services programs that are appropriate for this customer group.

Finally, although we are no longer following a media centric business model, we can improve the advertising component of our business to better provide dealers and manufacturers with the ability to easily interact with Internet car shoppers as they make their car buying decisions. We’ll do this by providing dynamic and measurable advertising programs to our dealer and manufacturer network while also providing the highest quality consumer experience on our Web sites. Even with the recent downturn in online advertising prices, in market automotive traffic still commands high CPMs generally among the highest in the online ad industry. The better our sites the more eyeballs we can capture the higher CPMs we can generate.

In addition to enhancing our new car lead business, we know that the used car market represents a substantial opportunity for us. The used car market is much larger and more profitable than the market for new vehicles and represents an under tapped sector for us. Addressing opportunities in this space will be a top strategic priority moving forward. Dealer support online spending on used car sales is expected to grow from less than 10 percent of total ad spend on all cars in 2008 to more than 17 percent by 2013 while private party online advertising is expected to realize similar growth.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

Given these estimates and the huge markets for the used cars, we continue to believe that expanding our used car presence is a good strategic move. Although our finance leads business has been declining due to the credit crunch, we believe there is a viable opportunity to increase our coverage of this market. These leads are directed at consumers who are – for whom financing is primary and vehicle selection is secondary. Given the current state of the economy we expect more and more consumers to fall into this group. This presents another significant opportunity for us particularly once the consumer credit markets begin to fall.

We will need to execute our plans with precision and with the watchful eye on what’s happening around
us. We will operate as leanly as possible while carefully managing our cash and balance sheets for optimum flexibility. We will need to clearly reestablish Autobytel as the quality and value leader for in market consumer leads and attract, acquire and deliver those leads in the most efficient manner possible.

It is not business as usual at Autobytel. We are looking at every area of the company to ensure that we are operating as efficiently and profitability as possible. We are restructuring with a focus on our core lead generation strategy. And we are blocking and tackling to improve our auto industry relationships and strengthen our internal processes. Employee moral is high and the entire team is focused on driving towards our operational goals.

Lastly, as you know we issued a press release in January stating that we were terminating the process of actively looking to sell the company. We determined that the sale of the company would not maximize shareholder value in the current market environment and the lack of clarity was having a negative impact on our commercial business. However, I want to reiterate that we are continuing to work closely with our financial advisors to explore new opportunities. So while our business is currently under some significant pressure, I firmly believe we are heading in the right direction and the current Autobytel team is up to the task of returning the company to prominence and profitability.

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

Operator, we’re ready to take questions. Any questions?

Operator:	If you would like to ask a question, please press star then the number one on your telephone keypad.
Again, to ask a question, please press star one. Your first question comes from the line of (Richard
Mansouri).

(Richard Mansouri):	Thank you. Just a question and we’ve spoken about this before, the company has cash and cash equivalents it says here of $27.4 million at the end of the year. Now, by my math at 45 million shares out standing that implies that the company has cash per share of 61 cents. So 61 cents a share in cash. The stock price is 27 cents a share. I understand the need to want to prudently manage cash but I guess I don’t understand why the company isn’t taking more of an aggressive approach in allocating, at least, some of its cash to buying back stock at a discount which it indisputably is trading at even if you give zero value to the business that you spend years and years building.

So I guess I’m just trying to understand you know why the company, why the board hasn’t authorized and open market share repurchase program for at least some portion of the cash that the company has?

Jeff Coats:	(Richard), as you know from prior conversations that you and I have had that the board is in fact considering a lot of different strategic alternatives. We are, in fact, discussing the possibility of some sort of a stock buyback. There have been no decisions made at this point in time. I certainly understand why you feel the way you do and certainly with the stock price being where it is it would seem that there are a lot of reasons why that might make sense.

However, we’re also working in an incredibly disrupted period of time. And as you know some of our major customers are discussed on a daily basis as perhaps filing bankruptcy. So while we’re in this very unsettled period of time, we think it’s prudent to husband our cash, consider our alternatives and see where things end up vis-à-vis what’s happening in Detroit. That doesn’t mean that we’re saying we’re not going to do a stock buyback. It just means that we’re currently considering that among other options.

(Richard Mansouri):	Right. Well, let me ask you this then do you happen to know what the company’s net operating loss balance as of the end of the year?

PRIME NEWS WIRE

Moderator: (Larry Brogan)

03-12-09/4:00 p.m. CT

Confirmation # 87225931

Curt DeWalt:	On a cumulative basis are you talking about or at the end of the year?

(Richard Mansouri):	No. I’m talking about the NOLs as of Dec 31.

Curt DeWalt:	NOLs would be approximately 140 million at the end of December.

(Richard Mansouri):	One hundred forty million. OK. Look, I understand your comments. I understand your point of view. I guess I just inject the notion that in addition to the cash that the company has there is value to these NOLs that the market is clearly not being reflected in the stock price. So I’m hopeful that you guys give you know careful consideration to using, at least, some of these proceeds to take advantage of this discount which, again, seems to be just a shocking discount to intrinsic value.

Jeff Coats:	I assure you it is a topic we discuss on a regular basis. We are looking at a lot of alternatives.

(Richard Mansouri):	Great. Thank you.

Operator:	Again, to ask a question, please press star one. If you would like to ask a question, press star one. Again, to ask a question, press star one.

Jeff Coats:	Well, if nobody has a question, then we’ll terminate this call. I’d like to thank you all for joining us today.
As we move forward during the course of the year, I’m sure we’ll have an opportunity to have many more discussions like this. So last call for questions.

Operator:	Again, to ask a question please press star one.

Jeff Coats:	OK. Thank you everybody. Thank you for taking the time to join us today. We appreciate your interest. Good bye.

Operator:	This concludes today’s conference. You may now disconnect.

END